Exhibit 10.45.1

AMENDMENT ONE TO THE

AMENDED AND RESTATED TRUST AGREEMENT FOR THE

NOVASTAR MORTGAGE, INC.

DEFERRED COMPENSATION PLAN

This Amendment is adopted effective as of January 1, 2005, by and between NovaStar Mortgage, Inc., a corporation having its principal office and place of business in Kansas City, Missouri (“NMI”) and Comerica Bank & Trust, N.A., a trust organization established under the laws of the United States of America and having its principal office and place of business in Detroit, Michigan, as trustee (the “Trustee”);

WHEREAS, NMI and the Trustee are parties to an existing non-qualified trust agreement dated September 1, 2004 (the “Trust Agreement”) relating to the NovaStar Mortgage, Inc. Deferred Compensation Plan (the “Plan”); and

WHEREAS, NMI and the Trustee now desire to amend the Trust Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, the Trust Agreement is amended as follows:

Paragraph (b) of Section 11 is amended to read as follows:

(b) The Trustee may be removed by NMI on sixty (60) days written notice or upon shorter notice accepted by the Trustee. However, upon a Change of Control, as defined in Section 15 herein, the Trustee may not be removed by NMI unless a majority of the persons who are then Participants agree to the removal.

Paragraph (c) of Section 11 is amended to read as follows:

(c) If the Trustee resigns after a Change of Control, as defined in Section 15 herein, NMI shall apply to a court of competent jurisdiction for the appointment of a successor Trustee or for instructions, unless a majority of the persons who are then Participants and NMI agree to the selection of a successor trustee.

Section 15 is amended to read as follows:

15. CHANGE OF CONTROL

Notwithstanding any provision in this Trust Agreement to the contrary, upon a Change of Control, the Company shall as soon as administratively possible, but in no event later than ten (10) days following such event, make an irrevocable contribution to the Trust, in cash or other readily marketable property acceptable to the Trustee, equal to the sum of an amount which, when added to the fair market value of the assets then held in the Trust, shall cause the fair market value of the assets of the Trust to equal the present value of the accrued benefits under the Plan as of the date of such Change of Control. The Trustee shall then promptly pay to the Participant his or her entire vested account balance under the Plan in a single lump sum payment. Notwithstanding the foregoing, the Company may elect to pay all or a portion of the Participant’s vested account balance under the Plan directly to the Participant or his or her beneficiaries. For purposes of this Trust Agreement, a “Change of Control” shall have the same meaning as set forth in the Plan document.

IN WITNESS WHEREOF, the Company and the Trustee have executed this Amendment to the Trust Agreement each by action of a duly authorized person effective as of January 1, 2005.

NOVASTAR MORTGAGE, INC. (NMI)

By:	/s/ Greg Metz
Name/Title:	Chief Financial Officer
Date:	November 29, 2006

COMERICA BANK & TRUST, N.A. (Trustee)

By:	/s/ Randy Browning
Name/Title:	Vice President
Date:	November 28, 2006